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                                                                   EXHIBIT 10(d)

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       EMPLOYMENT AGREEMENT BETWEEN THE COMPANY AND DR. JOSHUA D. SCHEIN



                              EMPLOYMENT AGREEMENT

     Employment Agreement effective as of January 1, 1996 between SIGA PHARMACEUTICALS, INC., a Delaware corporation (with its successors and assigns, referred to as the "Corporation"), and Dr. Joshua D. Schein (referred to as "Schein").


                             PRELIMINARY STATEMENT

     Schein is now employed as the Vice President and Chief Financial Officer of the Corporation.

     The Corporation desires to continue to employ Schein, and Schein wishes to continue to be employed by the Corporation, upon the terms and subject to the conditions set forth in this Agreement. The Corporation and Schein also wish to enter into the other agreements set forth in this Agreement, all of which are related to Schein's employment under this Agreement.


                                 AGREEMENT

     Schein and the Corporation therefore agree as follows:

          1. EMPLOYMENT FOR TERM. The Corporation hereby employs Schein and Schein hereby accepts employment with the Corporation for the period (the "Term") beginning on the date of this Agreement and ending on December 31, 1997, or upon the earlier termination of the Term pursuant to Section 6. The Term will automatically be extended for an additional year upon the completion of additional private financing(s) of at least an aggregate of $500,000 following the completion of the Corporation's initial private financing. The termination of the Term for any reason shall end Schein's employment under this Agreement, but shall not terminate Schein's or the Corporation's other agreements in this Agreement.

          2. POSITION AND DUTIES. During the Term, Schein shall serve as the Vice President and Chief Financial Officer of the Corporation. During the Term, Schein shall also hold such additional positions and titles as the Board of Directors of the Corporation (the "Board") may determine from time to time. During the Term, Schein shall devote as much time as necessary to satisfactorily perform his duties as an employee of the Corporation.

          3.  COMPENSATION.

          (A) BASE SALARY AND STOCK. The Corporation shall pay Schein a base salary, beginning on the first day of the Term and ending on the last day of the Term, of not less than $150,000 per annum, payable at least monthly on the Corporation's regular pay cycle for professional employees. Additionally, the Corporation shall pay Schein $6,000 as a one time payment in consideration for certain work on behalf of the Corporation. The Corporation shall grant to Schein 100,000 options to purchase Common Stock of the Corporation at an exercise price of $0.25. The Corporation shall thereafter grant 100,000 stock options per annum to Schein exercisable at the then current market price. The Corporation shall pay Schein a monthly car allowance of $500.

          (B)  OTHER AND ADDITIONAL COMPENSATION.   Section 3 establishes the
minimum compensation during the Term and shall not preclude the Board from awarding Schein a higher salary or any bonuses or stock options in the discretion of the Board during the Term at any time.

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          4.  EMPLOYEE BENEFITS.  During the Term, Schein shall be entitled to the employee benefits, including vacation, health and other insurance benefits made available by the Corporation to any other officers or key employees of the Corporation.

          5. EXPENSES. The Corporation shall reimburse Schein for actual out-of-pocket expenses incurred by him in the performance of his services for the Corporation upon the receipt of appropriate documentation of such expenses.

          6.  TERMINATION.

          (a) GENERAL. The Term shall end immediately upon Schein's death, and upon a change of ownership of at least fifty percent (50%) of the outstanding Common Stock of the Corporation (on a fully converted basis) by sale, merger, consolidation or other means (a "Change in Ownership"). The Term may also end for Cause or Disability, as defined in Section 7.

          (b) NOTICE OF TERMINATION. Promptly after it ends the Term, the Corporation shall give Schein notice of the termination, including a statement of whether the termination was for Cause or Disability (as defined in Section 7 and 7(b) below). The Corporation's failure to give notice under this Section 6 shall not, however, affect the validity of the Corporation's termination of the Term.

          (c) TERMINATION UPON CHANGE IN OWNERSHIP. Upon a Change in Ownership of the Corporation, the Term shall end and all compensation due Schein under this Agreement will become immediately due and payable.

          7.  SEVERANCE BENEFITS.

          (a) "CAUSE" DEFINED. "Cause" means (i) willful malfeasance or willful misconduct by Schein in connection with his employment; (ii) Schein's gross negligence in performing any of his duties under this Agreement; (iii) Schein's conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendere with respect to, any crime other than a traffic violation or infraction which is a misdemeanor; (iv) Schein's material breach of any written policy applicable to all employees adopted by the Corporation; or (v) material breach by Schein of any of his agreements in this Agreement.

          (b) DISABILITY DEFINED. "Disability" shall mean Schein's incapacity due to physical or mental illness that results in his being unable to substantially perform his duties hereunder for six consecutive months (or for six months out of any nine month period). During a period of Disability, Schein shall continue to receive his base salary hereunder, provided that if the Corporation provides Schein with disability insurance coverage, payments of Schein's base salary shall be reduced by the amount of any disability insurance payments received by Schein due to such coverage. The Corporation shall give Schein written notice of termination which shall take effect thirty (30) days after the date it is sent to Schein unless Schein shall have returned to the performance of his duties hereunder during such thirty (30) day period (whereupon such notice shall become void).

          8.  CONFIDENTIALITY.

          (a) "CORPORATION INFORMATION" DEFINED. "CORPORATION INFORMATION" means all information, knowledge or data of or pertaining to (i) the Corporation, its employees and all work undertaken on behalf of the Corporation, and (ii) any other person, firm, corporation or business organization with which the Corporation may do business during the Term, that is not in the public domain (and whether relating to methods, processes, techniques, discoveries, pricing, marketing or any other matters).

          (b) CONFIDENTIALITY. Schein hereby recognizes that the value of all trade secrets and other proprietary data and all other information of the Corporation not in the public domain disclosed by the Corporation in the

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course of his employment with the Corporation is attributable substantially to the fact that such confidential information is maintained by the Corporation in strict confidentiality and secrecy and would be unavailable to others without the expenditure of substantial time, effort or money. Schein therefore, except as provided in the next two sentences, covenants and agrees that all Corporation Information shall be kept secret and confidential at all times during and after the end of the Term and shall not be used or divulged by him outside the scope of his employment as contemplated by this Agreement, except as the Corporation may otherwise expressly authorize by action of the Board. In the event that Schein is requested in a judicial, administrative or governmental proceeding to disclose any of the Corporation Information, Schein will promptly so notify the Corporation so that the Corporation may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement. If disclosure of any of the Corporation Information is required, Schein may furnish the material so required to be furnished, but Schein will furnish only that portion of the Corporation Information that legally is required.

          9.  SUCCESSORS AND ASSIGNS.

          (a) SCHEIN. This Agreement is a personal contract, and the rights and interests that the Agreement accords to Schein may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. All rights and benefits of Schein shall be for the sole personal benefit of Schein, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Schein. Except as so provided, this Agreement shall inure to the benefit of and be binding upon Schein and his personal representatives, distributees and legatees.

          (b) THE CORPORATION. Subject to Section 6(c), this Agreement shall be binding upon the Corporation and inure to the benefit of the Corporation and of its successors and assigns.

          10. SUCCESS FEE. Upon the successful completion of a transaction resulting in a Change in Ownership of the Corporation, the Corporation shall pay to Schein, in consideration of his work on behalf of the Corporation, a one time cash payment equal to one and one-half percent (1.5%) of the total consideration received by the Corporation.

          11. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties concerning Schein's employment with the Corporation and supersedes all prior negotiations, discussions, understandings and agreements, whether written or oral, between Schein and the Corporation relating to the subject matter of this Agreement.

          12. AMENDMENT OR MODIFICATION, WAIVER. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Schein and by a duly authorized officer of the Corporation. No waiver by any party to this Agreement of any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

          13. NOTICES. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:

If to Schein:                    Dr. Joshua D. Schein
                                 666 Third Avenue
                                 30th Floor
                                 New York, NY 10017

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If to the Corporation:           SIGA PHARMACEUTICALS, INC.
                                 666 Third Avenue
                                 30th Floor
                                 New York, NY 10017
                                 Attention:  Dr. Joshua D. Schein

with a copy to:                  Fitzpatrick Eilenberg & Zivian
                                 666 Third Avenue
                                 30th Floor
                                 New York, NY 10017
                                 Attention:  Jeffrey D. Abbey, Esq.



Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

          14. SEVERABILITY. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Corporation and Schein that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those contained currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

          15. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

          16. HEADINGS. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

          17. WITHHOLDING TAXES. All salary, benefits, reimbursements and any other payments to Schein under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority.

          18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and same instrument.

          19. APPLICABLE LAW: JURISDICTION. The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement, without reference to rules relating to conflicts of law. Any suit, action or proceeding against Schein with respect to this Agreement, or any judgment entered by any court in respect thereof, may be brought in any court of competent jurisdiction in the State of New York, as the Corporation may elect in its sole discretion, and Schein hereby submits to the nonexclusive

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jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.



                                 /s/ Joshua D. Schein
                                 --------------------
                                 Dr. Joshua D. Schein



                                 SIGA PHARMACEUTICALS, INC.


                                 By: /s/ Joshua A. Cooper
                                     --------------------
                                 Judson A. Cooper, President




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